Exhibit 10 (q)
                        Amendment  to Loan Agreement
                              between the Company
                               and Meridian Bank
                              dated March 5, 1996




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                                 March 5, 1996

                [LETTERHEAD OF MERIDIAN BANK]

Mr. Jeffrey M. Moshal
Lannett Company, Inc.
9000 State Road
Philadelphia, PA 19136

Dear Mr. Moshal:

               We are pleased to advise you that Meridian Bank (hereafter referred to as "Bank") has approved a credit accommodation to Lannett Company, Inc., (hereafter referred to as "Borrower") as follows:

Accommodation A:

Amount:  Five Hundred Thousand Dollars ($500,000).

Interest Rate: The credit accommodation will bear interest at an annual rate equal to the Bank's National Commercial Rate plus one and one quarter percent (1.25%). The Bank's National Commercial Rate (i) is a floating annual rate of interest that is designated from time to time by the Bank as the "National Commercial Rate" and is used by the Bank as a reference base with respect to different interest rates charged to borrowers; (ii) the rate of interest payable shall change simultaneously and automatically upon the Bank's designation of any change in such referenced rate; and (iii) the Bank's determination and designation from time to time of the referenced rate shall not in any way preclude the Bank from making loans to other borrowers at a rate which is higher of lower than or different from the referenced rate.

Term: The line of credit will be available until October 31, 1996 at which time continuation of the line may be considered by the Bank on the basis of the Borrower's financial statements for the year ended June 30, 1996 and any other information available to Bank or which Bank may reasonably request.

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Mr. Jeffrey M. Moshal         -2-                March 5, 1996

Use of Proceeds: The advances under the credit accommodation shall be used to finance working capital

Repayment Method: Interest on the unpaid principal will be due and payable monthly. The full sum of the unpaid principal and interest will be due and payable on demand or the maturity/review date if indicated on the promissory note to be executed to evidence this credit.

Interest Billing Year Base: Interest will be calculated on the basis of the actual number of days in the current calendar year divided by 360.

Loan Fees:  .50% commitment fee ($2,500).

Expenses: Any and all charges, expenses and costs incurred by the Bank relating to the preparation and completion of loan documents and/or the maintenance of the credit accommodation, including but not limited to legal fees and expenses, are the responsibility of the borrower.

Collateral:  The credit accommodation shall be collateralized by the following:

The first priority security interest perfected under the Uniform Commercial Code in all of the Borrower's corporate assets, including present, and future accounts, chattel paper, contracts, documents, equipment (including, but not limited to fixtures, office equipment and furniture, and motor vehicles), accessions, all general intangibles, instruments, inventory, and any products and proceeds of the foregoing.

A first priority security interest perfected under the Uniform Commercial Code and in all of the Borrower's present and future equipment (including, but not limited to, fixtures, office equipment and furniture and motor vehicles) and accessions, all general intangibles, and all documents relating to any of the foregoing, and all products and proceeds thereof.

Covenants: Advance formula: 80% of domestic A/R less than 60 days past due and 50% on finished goods inventory limited to $150,000 maximum.

Field Audits: The completion by the Bank of annual field examinations to satisfy the Bank as to the adequacy of collateral and the Borrower's financial condition. The fee for each field audit will be $500.00.

Accommodation B:

Amount:  Two Hundred Six Thousand One Hundred Twenty Dollars ($206,120).

Interest Rate: The credit accommodation will bear interest at an annual rate equal to the Bank's National Commercial Rate plus one and one half of one percent (1.50%). The Bank's National Commercial Rate (i) is a floating annual rate of interest that is designated from time to time by the Bank as the "National Commercial Rate" and is used by the Bank as a reference base with respect to different interest rates charged to borrowers; (ii) the

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Mr. Jeffrey M. Moshal         -3-                March 5, 1996

rate of interest payable shall change simultaneously and automatically upon the Bank's designation of any change such referenced rate; and upon the Bank's determination and designation from time to time of the referenced rate shall not in any way preclude the Bank from making loans to other borrowers at a rate which is higher or lower than or different from the referenced rate.

Terms: The term commitment will be available until October 31, 1996 at which time continuation of the line may be considered by the Bank on the basis of the Borrower's financial statements for the year ended June 30, 1996 and other information available to Bank or which Bank may reasonable request.

Use of Proceeds: The advances under the credit accommodation shall be used to finance equipment. Advances are based on 80% of invoice.

Repayment Method: Interest on the unpaid principal will be due and payable monthly. The full sum of the unpaid principal and interest will be due and payable on demand or the maturity/review date if indicated on the promissory not to be executed to evidence this credit accommodation.

Loan Fees: $250.00 Documentation fee for each advance under this revolving term commitment.

Collateral: A first priority security interest perfected under the Uniform Commercial Code and in all of the Borrower's equipment to be purchased (including, but not limited to, fixtures, office equipment and furniture and motor vehicles) and accessions, all general intangibles, and all documentation relating to any of the foregoing, and all products and proceeds thereof.

Covenants: Each advance will be greater than or equal to $5,000 and in increments of $1,000.

Amount financed will be 80% of costs as evidenced by invoices.

Accommodation C:

Amount:  Ninety Three Thousand Eight Hundred Eighty One Dollars ($93,881).

Interest Rate: The credit accommodation will bear interest at an annual fixed interest rate of eight point eight-five percent (8.85%)

Term:  Four years (48 months).

Use of Proceeds: Proceeds of this credit accommodation will be used to term out the existing balance currently on the revolving term commitment.

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Mr. Jeffrey M. Moshal         -4-                March 5, 1996

Repayment Method: Principal and interest will be due and payable in 48 consecutive monthly installments of $2,335.29 each. One final payment of any remaining unpaid principal and interest will be due and payable within four years (48 months) of the closing date of this credit accommodation.

Loan Fees:  None

Collateral: A first priority security interest perfected under the Uniform Commercial Code and in all of the Borrower's present and future equipment (including, but not limited to, fixtures, office equipment and furniture and motor vehicles) and accessions, all general intangibles, and all documents relating to any of the foregoing, and all products and proceeds thereof.

THE FOLLOWING WILL APPLY TO ACCOMMODATIONS A, B, & C

Insurance Requirements: The Borrower will provide and maintain for the term of the credit accommodation physical damage insurance satisfactory to the Bank covering corporate assets located at 9000 State Road, Philadelphia, PA 19136.

Financial Statement Requirements: On a monthly basis the Borrower shall Furnish the Bank with borrowing base certifications, A/R and A/P agings.

On a quarterly basis, the Borrower shall furnish the Bank with quarterly company-prepared financial statements.

On an annual basis, the Borrower shall furnish the Bank with annual accountant prepared audited financial statements.

Copies of all reports and filings with SEC (10-QSB, 10K).

Covenants:  Financial Covenants to be tested quarterly as per GAAP.

Tangible Net Worth plus the less of (i) subordinated debt or (ii) $5,550,000 must be at least: $1,000,000 plus the greater of (i) 50% of retained earnings after 6/30/94, if positive or (ii) $0.00 if negative.

No additional funded debt except subordinated debt that is approved by the Bank.

No investments, mergers, acquisitions, or divestitures.

No dividends or stock redemption/repurchase (excluding stock split and stock dividends).

No asset sales (except Borrower may sell up to $500,000 of obsolete equipment per year).

Capital expenditures are limited to $500,000 per year.

William Farber must remain active in the management of the company.

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Mr. Jeffrey M. Moshal         -5-                March 5, 1996

All loans will be cross-collateralized and cross-defaulted.

Subordinated Debt:  Subordination of officer debt ($5,559,000 at 6/30/95).

Due Authorization: The Borrower will obtain all necessary authorization of its board of directors and shareholders to enter into the agreement evidenced by this letter prior to the making of the loan.

Warranties: The Borrower will submit to the Bank the usual warranties and representations appropriate when financing transactions similar to this credit accommodation.

Adjustment of Terms and Rates, Cancellation, Continuation: This credit accommodation may be reviewed by the Bank at any time hereafter, and from time to time, to adjust the terms and conditions, or to discontinue the credit accommodation should the Bank in the reasonable exercise of its sole discretion deem it necessary to do so.

Bank:                        Meridian Bank
                             7500 Bustleton Avenue
                             Philadelphia, PA  19152

Borrower:                    Lannett Company, Inc.
                             9000 State Road
                             Philadelphia, PA  19136

Survival: The terms and conditions of this commitment will survive the execution and delivery of the loan documents, to the extent not inconsistent therewith.

Assignability: This commitment letter is not assignable by the operation of law, or otherwise, without the Bank's prior written consent.

Conditions of funding: Borrower will be required to execute and cause to be delivered those such documents, instruments and agreements as Bank might reasonably request in connection with the closing of this loan. The Bank has not attempted in this letter to define all of the legal terms of the transaction. The form and substance of all instruments and documents shall be subject to the Bank's approval, and may require the execution of documents and instruments containing representations, warranties, conditions and covenants.

Credit Accommodation Expiration/Settlement Date: Availability of this credit accommodation will expire on April 30, 1996 unless accepted in its entirety in writing as evidenced by executing the acknowledgment below.

Deposit Relationship: The Bank will be maintained as the Borrower's primary bank of account during the term of the loan, and this relationship will begin prior to the closing of this credit accommodation.

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Mr. Jeffrey M. Moshal         -6-                March 5, 1996

               Please acknowledge your concurrence with the terms and conditions set forth in this letter by signing, dating and returning the enclosed copy of this letter.

               This financing proposal is available through April 30, 1996.



                                           Sincerely,


                                           /s/ William J Gill
                                           Assistant Vice President


WJG/bf



ACKNOWLEDGEMENT:

     Acknowledged and accepted this 9th day of April, 1996



Borrower:                                  Lannett Company, Inc.



                                    By:    /s/Jeffrey M. Moshal
                                           ___________________
                                           Jeffrey M. Moshal
                                           Director of Financial Operations




                                   By:    /s/Vlad Mikijanic
                                           ___________________
                                           Vlad Mikijanic
                                           Vic President Technical Affairs

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